Exhibit 99.1
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports 2008 Third Quarter Results
Quarterly Highlights:
•	Independent Data Monitoring Committee (DMC) recommends U.S. foot and ankle pivotal trial proceed unchanged

•	Enrollment in U.S. foot and ankle pivotal trial accelerated markedly in the quarter

•	Favorable clinical results in the Canadian foot and ankle pilot clinical trial for Augment Injectable Bone Graft (AIBG)

•	Favorable clinical results in the AIBG Swedish distal radius fracture pilot study

•	Increased liquidity by securing a $39 million credit facility secured by a portion of the Company’s $60 million auction-rate securities (ARS) portfolio
Franklin, Tenn. – November 10, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and nine months ended September 30, 2008. For the three months ended September 30, 2008, the Company reported a net loss of $18.0 million, or $(0.97) per diluted share, compared to a net loss of $5.6 million, or $(0.31) per diluted share, for the same period in 2007. For the nine months ended September 30, 2008, the Company reported net income of $4.2 million, or $0.22 per diluted share, compared to a net loss of $17.7 million, or $(0.99) per diluted share, for the same period in 2007. The net loss for the three and nine months ended September 30, 2008 includes a $10.2 million non-cash impairment charge on the Company’s investments in auction-rate securities. The impairment charge, which was previously recorded on the Company’s condensed consolidated balance sheet as of June 30, 2008 as a $10.2 million direct charge to accumulated other comprehensive loss, was reclassified to other-than-temporary investment impairment loss in the condensed consolidated statements of operations for the three and nine months ended September 30, 2008. The Company ended the quarter with $69.7 million of cash and cash equivalents and long-term investments.
Clinical and Corporate Updates
Since the Company’s second quarter earnings conference call in August 2008, BioMimetic has made significant advancements in its product development programs and other critical business areas:
-	Announced results from the independent Data Monitoring Committee (“DMC”) that is overseeing the Company’s ongoing North American pivotal trial evaluating Augment Bone Graft for the treatment of foot and ankle fusions. Based on the DMC’s review of all available safety data from the first 254 patients and a futility analysis on data from the first 79 patients to have completed their six month follow up visit, the DMC has recommended that the pivotal trial should proceed unchanged.

-	As of November 7, 2008, a total of 330 patients have been enrolled in the North American pivotal trial evaluating the safety and effectiveness of Augment Bone Graft to stimulate bone healing in foot and ankle fusions. The study design is a randomized, controlled, non-inferiority trial comparing Augment to autograft and will enroll up to 396 patients. There are currently 34 sites actively enrolling patients in the United States and Canada. Management believes investigator commitment to the study and the Company’s addition of four clinical specialists have significantly facilitated enrollment in the trial.

-	As of November 10, 2008, the EU clinical study with Augment Bone Graft for the treatment of foot and ankle fusions has been completely enrolled (108 patients). This study is an open label trial and was designed to enroll up to 125 patients. The assumption when designing the study was that among a population of foot and ankle fusion patients, the Company would likely enroll 60% hindfoot/ankle fusion patients (the North American indication) and 40% midfoot fusion patients. With 108 patients enrolled as of November 10, 2008, BioMimetic has exceeded the hindfoot/ankle target and has decided to cease enrollment. All other aspects of the original study protocol continue unchanged. The Company expects that the data from the study will support EU and other worldwide filings on Augment Bone Graft.

-	Announced results from the Canadian pilot study investigating the use of AIBG in patients being treated for foot and ankle fusions. The results of the study demonstrated that 100% of the patients achieved complete clinical success at six months after surgery. Additionally, analysis by CT scans demonstrated 90% fusion rates at three to four months post treatment. There were no serious adverse events (SAEs) related to the use of AIBG. The trial was an open-label study with seven of the ten patients having at least one risk factor for poor healing as a result of co-morbidities.

-	Announced results from the Swedish pilot study investigating the use of AIBG for the treatment of distal radius (wrist) fractures. In the 21 patient, randomized, controlled study evaluating distal radius fractures treated with external fixation versus external fixation combined with Augment Injectable, patients treated with Augment Injectable demonstrated earlier bone formation at three and six weeks as measured by CT scans. The six month evaluation of complete bone fill was 100% (10/10) for Augment Injectable patients, as compared with 82% (9/11) for the control group. The product candidate was demonstrated to be safe, with no reported adverse events related to the study devices.

-	Announced that it has reached an agreement with Deutsche Bank AG to provide a loan facility enabling the Company to borrow up to 70% of the par value on FFELP-guaranteed student loan backed auction-rate securities the Company purchased, which will serve as collateral for the credit facility. Through this credit facility, the Company will have available liquidity of $39M of its $60M auction-rate securities portfolio.
“We are very pleased with the progress we’ve made in our orthopedic programs during the last several months,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “Patient enrollment rates in our North American pivotal trial evaluating foot and ankle fusions have increased significantly, and we have now completed enrollment in our European trial. Additionally, we released positive results with our injectable product candidate in two pilot clinical trials, which further validates the broad clinical utility of our technology and underscores the breadth of our technology platform in the worldwide market for orthobiologics. Further, with the credit facility from Deutsche Bank, we feel confident that we have sufficient funds to complete our pivotal clinical trial and to satisfy all other obligations through the next two years as we continue to advance our product pipeline.”

Additional Financial Results
For the three months ended September 30, 2008, the Company reported total revenues of $0.4 million, which includes $0.2 million of sublicense fee income and $0.2 million of royalty income. This compares to total revenues of $1.7 million for the three months ended September 30, 2007, which included $1.3 million in product sales revenue. As a result of the January 2008 sale to Luitpold of the Company’s remaining orofacial therapeutic business, no product sales revenues have been recorded in 2008. For the nine months ended September 30, 2008, the Company reported total revenues of $1.4 million, which includes $0.7 million of sublicense fee income and $0.6 million of royalty income. This compares to total revenues of $2.5 million for the nine months ended September 30, 2007. Additionally, for the nine months ended September 30, 2008, the Company reported a gain of $39.3 million resulting from the January 2008 sale of its orofacial therapeutic business.
Research and development expenses totaled $5.7 million for the three months ended September 30, 2008, compared to $4.6 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, research and development expenses totaled $18.6 million, compared to $13.2 million for the nine months ended September 30, 2007. The increase in 2008 research and development expenses was primarily due to new and ongoing clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the EU, as well as continuing expenses associated with pre-clinical studies and regulatory filings. In addition, expenses for salaries, wages, benefits, stock-based compensation expenses, travel, supplies and other employee costs have increased as a result of a net increase of seven new employees in research and development functions.
General and administrative expenses totaled $2.2 million for the three months ended September 30, 2008, compared to $1.8 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, general and administrative expenses totaled $7.1 million, compared to $6.0 million for the nine months ended September 30, 2007. These expenses consist of salaries, wages and related benefits for employees in general and administrative functions in addition to professional services, rent and utility costs for the Company’s facilities and minimum royalty payments per the Company’s patent licensing agreements.
2008 Financial Guidance
As of September 30, 2008, the Company’s condensed consolidated balance sheet includes approximately $19.9 million of cash and cash equivalents and $49.8 million of long-term investments in marketable securities, which includes an impairment charge of $10.2 million on the Company’s investments in auction-rate securities.
Based on current operating plans, anticipated fully drawing on the Company’s new loan facility, forecasted timing and cost of clinical trials and other product development programs, the Company anticipates its 2008 year-end balance of cash and cash equivalents to range from $46 million to $53 million, in addition to $49.8 million in investments, of which the majority are pledged under the Company’s new loan facility.  Further, the Company anticipates that its net cash inflow will be between $29 million and $36 million.  Loss before income taxes for the year ending December 31, 2008 is forecasted to be in the range of $1 million to $8 million.
Conference Call and Webcast
As previously announced, BioMimetic will be hosting a conference call and webcast on November 10, 2008 at 4:30 p.m. EST to discuss the third quarter 2008 financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on November 10, 2008 by dialing 888.679.8034 (passcode: 13111470). The international dial in number is 617.213.4847, and the same passcode applies. Participants should dial in 10 minutes prior to the call if they have not pre-registered.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates Augment™ Bone Graft (formerly GEM OS1) and Augment™ Injectable Bone Graft (formerly GEM OS2) in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates all combine recombinant human platelet derived growth factor (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, director of corporate communications, at 615-236-4419.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
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BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$19,961,297	$25,482,587
Receivables — trade	3,956	2,243,318
Receivables — other	248,169	1,144,755
Prepaid expenses	472,096	681,189
Assets held for sale	—	3,436,911

Total current assets	20,685,518	32,988,760
Marketable securities	49,775,345	41,800,000
Inventory	1,250,258	787,132
Receivables — long term	9,704,287	—
Property and equipment, net	5,033,773	5,559,930
Capitalized patent license fees, net	5,627,678	6,003,321
Deposits	3,299,496	2,478,823

Total assets	$95,376,355	$89,617,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,137,313	$4,150,093
Accrued payroll, employee benefits and payroll taxes	1,763,378	1,665,838
Other accrued expenses	2,308,588	1,201,277
Current portion of capital lease obligations	17,974	17,351
Deferred liability	1,250,000	1,250,000
Deferred revenue	971,188	973,849

Total current liabilities	8,448,441	9,258,408
Accrued rent — related party	389,992	362,200
Capital lease obligations	39,340	52,900
Deferred revenue	16,765,659	17,492,055

Total liabilities	25,643,432	27,165,563

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of September 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,592,556 shares issued and outstanding as of September 30, 2008; 18,351,312 shares issued and outstanding as of December 31, 2007	18,593	18,351
Additional paid-in capital	129,909,729	126,791,861
Accumulated deficit	(60,195,399)	(64,357,809)

Total stockholders’ equity	69,732,923	62,452,403

Total liabilities and stockholders’ equity	$95,376,355	$89,617,966

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$—	$1,278,559	$—	$1,401,027
Royalty income	169,017	197,846	605,012	558,861
Sublicense fee income	244,792	178,919	729,056	530,922
Other revenue	5,160	9,305	30,301	27,790

Total revenues	418,969	1,664,629	1,364,369	2,518,600
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	—	1,218,967	—	1,410,677
Research and development	5,665,818	4,583,913	18,631,080	13,245,789
General and administrative	2,198,393	1,839,981	7,056,214	5,994,446
Depreciation and capital lease amortization	355,235	306,350	1,067,209	797,426
Patent license fee amortization	665,825	538,097	1,898,268	1,643,518

	8,885,271	8,487,308	28,652,771	23,091,856

Loss from operations	(8,466,302)	(6,822,679)	(27,288,402)	(20,573,256)
Interest income, net	97,903	397,531	427,726	1,439,978
Investment (loss) income, net	(9,598,379)	722,753	(8,150,753)	1,365,366
Gain (loss) on disposal of equipment	—	(1,666)	5,025	(1,681)
(Loss) gain on disposal of orofacial therapeutic business	(1,875)	—	39,291,314	—

(Loss) income before income taxes	(17,968,653)	(5,704,061)	4,284,910	(17,769,593)
Income taxes	—	(74,291)	122,500	(74,291)

Net (loss) income	$(17,968,653)	$(5,629,770)	$4,162,410	$(17,695,302)

Net (loss) income per common share:
Basic	$(0.97)	$(0.31)	$0.23	$(0.99)

Diluted	$(0.97)	$(0.31)	$0.22	$(0.99)

Weighted average shares used to compute net (loss) income per common share:
Basic	18,566,073	18,316,401	18,481,388	17,821,116

Diluted	18,566,073	18,316,401	19,241,894	17,821,116